 Exhibit 1.01

Gates Industrial Corporation plc
Conflict Minerals Report
For the Reporting Period from January 1, 2018 to December 31, 2018

This Conflict Minerals Report (this “Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect management’s current views with respect to future events, including evaluation of the due diligence process and risk mitigation steps. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there can be no assurance these future events will occur as anticipated. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov.

This Report is presented by Gates Industrial Corporation plc (collectively with its consolidated subsidiaries1, the “Company”) to comply with Rule 13p-1 under the Exchange Act (the “Rule”) for the reporting period from January 1, 2018 to December, 31, 2018 (the “Reporting Period”).

The SEC adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which are limited to tin, tantalum, and tungsten (collectively, “3TG”).

The design of the Company’s due diligence and related results are described below. A copy of this Report for the Reporting Period is publicly available on the Company’s website at https://www.gates.com/us/en/about-us/policies. The contents of the Company’s website referred to in this Report are not incorporated by reference into this Report.

1 The Company acquired Rapro Kimya Turizm Bilişim Sanayi ve Ticaret Anonim Şirketi (Turkey) (“Rapro”) on April 26, 2018. Pursuant to the Rule, products manufactured by Rapro do not need to be included in the Company’s Conflict Minerals Report until the first calendar year beginning no sooner than eight months after the effective date of the acquisition. As such, the Company’s Form SD for the 2018 Reporting Year includes all of the Company’s consolidated subsidiaries, except for Rapro.

I.	Company Overview

The Company manufactures a wide range of power transmission and fluid power products and components for a large variety of industrial and automotive applications, both in the aftermarket and first-fit channels, throughout the world. The Company’s power transmission products include elastomer drive belts and related components. The Company’s fluid power products include hoses, tubing and fittings.

The Company has adopted a Conflict Minerals Policy that governs the supply of 3TG in its supply chain. The policy is publicly available on the Company’s website at https://www.gates.com/us/en/about-us/policies.

II.	Reasonable Country of Origin Inquiry and Due Diligence Process

A.	Design Framework

For the Reporting Period, the Company conducted a good faith, reasonable country of origin inquiry (“RCOI”) of the 3TG minerals that are necessary to the functionality or production of the products that the Company manufactured or contracted with others to manufacture during the Reporting Period. This good faith RCOI was reasonably designed to determine whether any 3TG found in the Company’s products originated in the Democratic Republic of the Congo and adjoining countries, as defined in Form SD (collectively, the “Covered Countries”), and whether any 3TG may be from recycled or scrap sources, in accordance with the Rule and related guidance provided by the SEC.

The Company’s due diligence measures are based on the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and related supplements, published by the Organization for Economic Cooperation and Development (“OECD”). The Company is a downstream company in the supply chain, and its due diligence practices were tailored accordingly. Pursuant to the OECD framework, the Company undertook to: (a) establish company management systems; (b) identify and assess risks in the supply chain; (c) design and implement a strategy to respond to identified risks; (d) carry out independent audit and due diligence practices; and (e) report on the results of the Company’s supply chain due diligence.

B.	Reasonable Country of Origin Inquiry

The Company’s global supply chain is complex. The Company has a substantial number of suppliers globally from which it purchases raw materials, components, and products for its fluid power and power transmission products. Our supply chain is multi-tiered and the Company is many levels removed from the mines, smelters, and refiners. The Company does not make purchases of 3TG directly from mines, smelters, or refiners. As a result, the Company necessarily relies upon its direct suppliers to provide information on the origin of the 3TG contained in products, components, and materials supplied to the Company, including sources of 3TG that are supplied to the direct suppliers from lower tier suppliers. The Company works with its direct suppliers to identify, where possible, the smelters and/or refiners and countries of origin of the 3TG.

During the Reporting Period, the Company continued to identify direct suppliers it believed could potentially provide materials, components or products containing 3TG (the “Relevant Suppliers”) to the Company. The Relevant Suppliers received supplier surveys, asking whether the materials, components, or products supplied to the Company contained any 3TG minerals. Relevant Suppliers responding in the affirmative were then asked to use the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”) to identify its 3TG smelters and refiners and associated countries of origin. For the Reporting Period, the Company obtained representations from approximately 87% of the Relevant Suppliers.

This process revealed the presence of tin and tungsten in a limited number of the Company’s products, resulting from 3TG-containing materials, components, or products provided by a small number of suppliers. See Annex A to this Report for a summary of verified smelters. Verified smelters are those listed by the Responsible Minerals Initiative (“RMI”) or the U.S. Department of Commerce as known metal processors. Despite its due diligence efforts, the Company does not have sufficient information with respect to the Reporting Period to determine the country of origin of all of the 3TG that may be contained in its products. The Company notes that, upon information and belief, one or more smelters identified in Annex A (e.g. Malaysia Smelting Corporation (MSC)) does source some of its tin from the Covered Countries of Democratic Republic of the Congo, Rwanda, Burundi, and Uganda. Nevertheless, all smelters identified by the Company’s suppliers were found in RMI’s list of verified smelters and, therefore, the Company has no reason to believe or evidence to suggest that any of the 3TG contained in its products finances armed conflict in the DRC region.

C.	Due Diligence Measures

The Company has undertaken the following due diligence measures:

a)	Establishment of company management systems

The Company has taken steps to develop a strong company management system pertaining to the use of 3TG in its products and supply chain. These steps include:

•	Establishment of a Conflict Minerals Policy (publicly available at: https://www.gates.com/us/en/about-us/policies);

•	Maintenance of an internal, cross-functional team to support supply chain due diligence; and

•
Implementation of internal processes for drafting the supplier survey, contacting Relevant Suppliers (including follow-up procedures), managing supplier responses, identifying smelters/refiners in the supply chain, and putting together the Company’s own CMRT for its customers.

b)	Identification and Assessment of Risks in the Supply Chain

As a downstream user of products, components, and materials containing 3TG, the Company is multiple levels removed from the mines from which such 3TG originated, and the smelters and refiners who processed those minerals. The Company continued to assess its supply chain risks and work with its suppliers to develop greater supply chain transparency. As discussed above, the Company solicited Relevant Suppliers using due diligence tools such as a supplier survey letter and the RMI’s CMRT. Additional due diligence steps utilized to help identify and assess risks in the supply chain include:

•
Conducting an informed internal analysis with a cross-functional team regarding the types of products, components, and materials supplied to the Company, in order to identify the Relevant Suppliers that may supply products, components, and materials containing 3TG to the Company;

•	Implementing internal measures to strengthen company engagement with Relevant Suppliers;

•	Implementing a process for gathering 3TG information during the onboarding of new suppliers; and

•	Implementing follow-up procedures and additional solicitation requests for suppliers that did not respond or that failed to provide sufficient information.

The Company verified the information provided by our suppliers (to the extent reasonably possible) by comparing it to the information contained on the RMI website and in RMI’s CMRT forms.

c)	Design and Implementation of a Strategy to Respond to Identified Risks

To respond to identified risks, the Company has developed due diligence procedures and a Conflict Minerals Policy, as referenced herein. The Company also requires its suppliers to perform due diligence into their respective supply chains to determine whether products sold to the Company contain 3TG, and whether such minerals are sourced from conflict-free smelters and refiners. The Company also uses a cross-functional team to conduct its due diligence process, which includes occasional reporting of the progress and reporting of any concerns to senior management in the procurement division.

The Company intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. This includes annual solicitation of suppliers and periodic review of the criteria used to select suppliers for solicitation. The Company will continue to engage with its suppliers to identify the 3TG used within its supply chain, as well as the origin and chain of custody of the 3TG, and will continue to work to increase the response rate for the RCOI process and the Company’s visibility into the relevant country of origin information. To the extent any supplier is found to be using non-conformant smelters or refiners within its supply chain, the Company intends to engage with that supplier and re-communicate our requirement for suppliers to commit to be conflict-free.

d)	Carrying Out of Independent Audit and Due Diligence Practices

Where possible, the Company has relied on third-party assurances and certifications. For example, the Company accepted as reliable any smelter that is part of RMI’s verified smelter list. To the extent other audited supplier certifications are provided to the Company, the Company would consider reliance on a case-by-case basis. As noted above, the smelters and refiners identified by the Company’s suppliers were RMI-verified.

e)	Reporting of the Results of the Company’s Supply Chain Due Diligence

The Company publicly communicates its Conflict Minerals Policy, its CMRT, and this Conflict Minerals Report on its website.

D.	Future Risk Mitigation Efforts

As described above, the Company intends to continue to evaluate its due diligence program in accordance with the provisions of the Rule. As part of this evaluation process, the Company has taken or expects to take the following definitive steps to mitigate the risk that 3TG contained in its products could benefit armed groups:

1.	Conduct additional inquiries to improve transparency regarding 3TG in our supply chain;

2.
Intensify communications with Relevant Supplies that provided incomplete responses or no responses to the Company’s survey or subsequent CMRT request to encourage them to provide the requested information for 2019; and

3.	Continue to deploy our Conflict Minerals Policy and due diligence processes in accordance with OECD recommendations.

Annex A

Metal	Smelter Name	RMI Smelter ID
Tungsten	ATI Tungsten Materials	CID000105
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	GTP	CID000568
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542
Tungsten	H.C. Starck Tungsten GmbH	CID002541
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Tungsten Industry Group Co. Ltd.	CID000875
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	Shaoguan Xinhai Rendan Tungsten Industry Co. Ltd	CID002095
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tin	Alpha	CID000292
Tin	Chengfeng Metals Co Pte Ltd	CID002158
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228
Tin	China Tin Group Co., Ltd.	CID001070
Tin	CV Ayi Jaya	CID002570
Tin	CV Dua Sekawan	CID002592
Tin	CV Gita Pesona	CID000306
Tin	CV Tiga Sekawan	CID002593
Tin	CV United Smelting	CID000315
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dowa	CID000402
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572
Tin	EM Vinto	CID000438
Tin	Fenix Metals	CID000468
Tin	Gejiu Jinye Mineral Company	CID002859
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S.A.	CID002500
Tin	Mentok Smelter	CID001482
Tin	Metallic Resources, Inc.	CID001142

Tin	Metallo Belgium N.V.	CID002773
Tin	Mineracao Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	Modeltech Sdn Bhd	CID002858
Tin	MSC	CID001105
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Inti Perkasa	CID001402
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT Bukit Timah	CID001428
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Eunindo Usaha Mandiri	CID001438
Tin	PT Inti Stania Prima	CID002530
Tin	PT Kijang Jaya Mandiri	CID002829
Tin	PT Lautan Harmonis Sejahtera	CID002870
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT Prima Timah Utama	CID001458
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Sariwiguna Binasentosa	CID001463
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Sukses Inti Makmur	CID002816
Tin	PT Sumber Jaya Indah	CID001471
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tinindo Inter Nusa	CID001490
Tin	PT Tommy Utama	CID001493
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Thaisarco	CID001898
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158
Tin	Yunnan Tin Company, Ltd.	CID002180